Exhibit 99

FOR MORE INFORMATION: Jason Graham Senior Vice President of Finance, Chief Financial Officer 414-224-2440

JOURNAL COMMUNICATIONS NAMES MARTY OZOLINS
CORPORATE CONTROLLER

MILWAUKEE – July 8, 2014 – Journal Communications today announced that Marty Ozolins has been named Vice President and Corporate Controller, effective today.  Ozolins will report to Jason Graham, Senior Vice President of Finance and Chief Financial Officer.

Ozolins joined Journal in 1997 as a staff auditor, and after being promoted to roles of increasing responsibility, became Director of Internal Audit in 2002. In 2009, he was promoted to Controller of Journal’s Publishing division.  He added responsibility as Assistant Controller for Journal Communications in 2011.

Prior to joining Journal, Ozolins held roles with the Wisconsin Legislative Audit Bureau.  He holds a Bachelor of Business Administration, Accounting, from the University of Wisconsin – Madison and is both a Certified Internal Auditor and a Certified Public Accountant.

"With the experience he brings and his many contributions to Journal over the past 17 years, we're pleased that Marty will be stepping into this expanded role responsible for all controllership activities at Journal,” Graham said.

About Journal Communications
Journal Communications, Inc. (NYSE: JRN), headquartered in Milwaukee, Wisconsin, is a diversified media company with operations in television and radio broadcasting, publishing and digital media.  Journal owns and operates or provides services to 14 television stations and 35 radio stations in 11 states.  In addition, Journal publishes the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the metro-Milwaukee area, and several community newspapers in Wisconsin. Growing digital media assets build on Journal’s strong publishing and broadcasting brands. Learn more at www.journalcommunications.com.

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